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                                                                 Exhibit 10.24

June 1, 1999

PERSONAL & CONFIDENTIAL                                    -------------------
                                                              CONFIDENTIAL
Mr. Tom Andrews                                                DO NOT COPY
7 Brickyard Lane                                           -------------------
Westborough, MA 01581


RE:      EMPLOYMENT AGREEMENT

Dear Tom:

         As usual, I enjoyed our brief time together at the BIO 99 conference. We are very excited about the prospect of finally bringing you on board with Alexandria Real Estate Equities, Inc. On behalf of Alexandria, I am pleased to offer you the position of Vice President, Regional Market Director - Massachusetts, beginning on June 15, 1999, on the following terms:

         1. DUTIES. In your position as Vice President, you will perform the duties customarily associated with this position and such duties as may be assigned to you by me or other members of Alexandria's senior management. Initially, you will report to me, however, Alexandria may change your duties and reporting relationship at its discretion. At the outset of your employment, I would expect that your time would be utilized as follows:


                      RESPONSIBILITY                           TIME COMMITMENT
                      --------------                           ---------------
-        Asset Management/LeasINg                                   25%

-        Acquisition/Retrofit/BTS Sourcing and Management           30%

-        Transaction Negotiation/Processing                         25%

-        Networking/Franchise Development                           15%

-        Miscellaneous Global Company Activity                       5%


If you accept this Agreement, I would like to have a consolidated draft personal business plan detailing your approach to fulfilling these responsibilities no later than July 1, 1999.



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                                                              CONFIDENTIAL
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         2.       TIME COMMITMENTS. Between the commencement date of your
employment and December 31, 1999, you agree to commit approximately 20 hours per week to Alexandria's interests pursuant to the scope outlined in Paragraph 1. This 20 hours would be IN ADDITION to your current project management activities at 381 Plantation. Commencing January 1, 1999, your commitment will increase to approximately 30 hours per week. The expectation is that the construction of 381 Plantation would be complete at this point and the 30 hours would be exclusively committed to the activities detailed in Paragraph 1.

         3.       COMPENSATION AND BENEFITS.

                  a. COMPENSATION. As compensation for your services and your obligations in this Agreement, Alexandria agrees to provide you with the following:

                           (1)      BASE SALARY. From your start date through
December 31, 1999, you will be paid a salary of $6,250 per month, less payroll deductions and withholdings, paid bi-weekly. Beginning on January 1, 2000, your salary will be increased to $110,000 annually (or $9,167 per month), less payroll deductions and withholdings.

                           (2)      CONTINUATION OF PROJECT MANAGEMENT FEES.
As you know, you currently are being paid a fee in the amount of $12,500 per month in connection with your project management contract for the development of the 5 Biotech property. Even though you will become an Alexandria employee if you accept this Agreement, Alexandria will continue to pay you this fee through December 31, 1999. You will continue to perform all activities necessary to fulfill your current contractual commitments on this property and these activities will be in addition to the duties set forth in Paragraph 1 herein.

                           (3)      INCENTIVE COMPENSATION. Subject to the
approval of Alexandria's Compensation Committee, you will be eligible for a discretionary bonus based upon a combination of your performance and the performance of Alexandria during specific periods of your employment. Alexandria retains the sole discretion to determine whether you will be provided with such a bonus and the amount of any such bonus.

                  b. EQUITY. Subject to the approval of Alexandria's Compensation Committee and to the terms set forth in a separate agreement, we will recommend that you be granted 900 shares of common stock of Alexandria on or about July 1, 1999 which will vest in equal 450 share increments on January 1, 2000 and June 30, 2000. Further, we will recommend that you be granted an additional 450 shares of common stock on or about July 1, 2000 which will vest on January 1, 2001. The Compensation Committee retains the sole discretion to determine whether to award any such stock grants.

                  c. BENEFITS. Given that you will be considered a Regular Part-Time employee under Alexandria's policies, you will receive all legally mandated benefits (such as Social Security and Workers' Compensation Insurance). However, you shall not be eligible for any other Alexandria benefits. Alexandria will reimburse you for the reasonable cost of obtaining and maintaining health and dental insurance coverage for you and your family consistent with the coverages offered to Alexandria's Regular Full-Time employees.


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                                                              CONFIDENTIAL
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                  d.       VACATION. During 1999, you will be provided with
one (1) week's paid vacation. After 1999, you will accrue vacation benefits at a rate of 2.31 hours each pay period. This will result in an annual vacation accrual of 60 hours over the course of a one-year period. You may accrue vacation time up to a maximum of 160 hours. After you reach this maximum accrual, you will not continue to accrue vacation time until your accrued balance drops below 160 hours.

         4. COMPANY POLICIES AND PROPRIETARY INFORMATION AGREEMENT. As an employee of Alexandria, you will be expected to abide by all of Alexandria's policies and procedures, including its policies on corporate opportunities, conflicts of interest and securities trading. As a condition of your employment, you agree to sign and abide by the terms of Alexandria's Agreement Regarding Proprietary Information and its Employee Handbook.

         5. OTHER AGREEMENTS. By accepting this Agreement, you represent and warrant that the performance of your duties for Alexandria will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of Alexandria, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party's confidential and proprietary information. Of course, during your employment with Alexandria, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

         6. DUTY OF LOYALTY. While employed by Alexandria, you will not engage in any business activity in competition with Alexandria nor make preparations to do so, and you will not engage in any outside employment or consulting without prior written authorization from Alexandria.

         7. TERMINATION. As an employee of Alexandria, you may terminate your employment at any time and for any reason whatsoever simply by notifying Alexandria. Similarly, Alexandria may terminate your employment at any time and for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of Alexandria.

         8. DISPUTE RESOLUTION/ATTORNEYS' FEES. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with Alexandria or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. ("JAMS") under the then existing JAMS arbitration rules. You understand and agree that this provision waives your right to a jury trial on these claims. This arbitration shall be held in the San Francisco Bay Area. Nothing in this section is intended to

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                                                              CONFIDENTIAL
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prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

         9. MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Alexandria with respect to the terms and conditions of your employment specified herein. This Agreement supersedes any other such promises, warranties, representations or agreements, and only may be modified in a writing signed by both parties. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto. This Agreement will be governed by and construed in accordance with the laws of the State of California.

         10. RIGHT TO WORK. As required by law, this Agreement is subject to satisfactory proof of your right to work in the United States.

         If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me.

         We look forward to your favorable reply, and to a productive and enjoyable work relationship.

                                      Very truly yours,

                                      ALEXANDRIA REAL ESTATE EQUITIES, INC.

                                      /s/ James H. Richardson
                                      -------------------------------------
                                      James H. Richardson
                                      President

ACCEPTED AND AGREED TO BY:

/s/Thomas J. Andrews
-------------------------------------
     Tom Andrews

DATE: June 8, 1999



cc:      Joel S. Marcus, CEO - Confidential
         Peter Nelson, Senior Vice President & CFO - Confidential


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